Exhibit 99.1

FOR IMMEDIATE RELEASE

MICHAEL SCARPA, CHIEF FINANCIAL OFFICER OF THE CHILDREN’S PLACE,

ADDS CHIEF OPERATING OFFICER TITLE

Secaucus, New Jersey – April 24, 2013 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced that Michael Scarpa, Chief Financial Officer, has also been appointed Chief Operating Officer, effective immediately. Mr. Scarpa will continue to oversee finance, information technology, distribution, logistics and wholesale, and will add store operations, store development and international to his current responsibilities. Mr. Scarpa will continue to report to Jane Elfers, President and Chief Executive Officer of The Children’s Place.

Ms. Elfers commented, “Mike is uniquely qualified for success at The Children’s Place due to his extensive hands-on experience leading the finance and operational functions for major apparel companies coupled with his past working relationships with several members of our current management team. We all look forward to continuing to partner with Mike as we take The Children’s Place to the next level.”

Prior to joining The Children’s Place, Mr. Scarpa had more than 30 years of financial and operational management experience, most recently as Chief Operating Officer and Chief Financial Officer of The Talbots, Inc. Prior to Talbots, Mr. Scarpa was Chief Operating Officer of Liz Claiborne, Inc.

About The Children’s Place Retail Stores, Inc.

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture and sells fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children’s Place” brand name. As of February 2, 2013, the Company operated 1,095 stores and an online store at www.childrensplace.com.

Forward Looking Statements

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended February 2, 2013. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the continued weakness in the economy or by other factors such as increases in the cost of gasoline and food, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Contact: Jane Singer, Vice President, Investor Relations, (201) 453-6955

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